                          SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                            EXCHANGE ACT OF 1934
                          [AMENDMENT NO.          ]


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
      14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(C) or Section 240.14a-12

                       ELECTRONIC DATA SYSTEMS CORPORATION

Payment of Filing Fee (Check the appropriate box):

[X] No fee required
[ ] $125 per Exchange Act Rules O-11(c)(1)(ii), 14a-6(i)(2) or Item 22(a)(2) of
      Schedule 14A.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and O-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule O-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

[ ] Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:
                              ------------------------------------------------
    2) Form Schedule or Registration Statement No.:
                                                   ---------------------------
    3) Filing Party:
                    ----------------------------------------------------------
    4) Date Filed:
                  -------------------------------

                                   [EDS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 5, 1997


To the Stockholders of
Electronic Data Systems Corporation:

         The Annual Meeting of Stockholders of Electronic Data Systems Corporation will be held at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074 on Thursday, June 5, 1997 at 1:00 p.m. local time, for the following purposes:

         1. To elect four directors for a three-year term as described in the accompanying proxy materials;

         2. To ratify the appointment of KPMG Peat Marwick LLP as auditors to audit the accounts of EDS for 1997; and

         3. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

         Stockholders of record at the close of business on April 8, 1997 are entitled to vote at the meeting. A complete list of those stockholders will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours at the principal executive offices of EDS, 5400 Legacy Drive, Plano, Texas 75024, for a period of 10 days prior to the meeting.

         Your attention is directed to the accompanying Proxy Statement and proxy.

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

                                           By order of the Board of Directors

                                           /s/ D. GILBERT FRIEDLANDER

                                           D. Gilbert Friedlander
                                           Senior Vice President, Secretary
                                           and General Counsel

April 18, 1997

================================================================================
 ANY STOCKHOLDER HAVING A DISABILITY REQUIRING SPECIAL ASSISTANCE WHO WOULD
 LIKE TO ATTEND THE ANNUAL MEETING SHOULD CALL EDS INVESTOR RELATIONS AT (972) 605-8933 AND REASONABLE EFFORTS WILL BE MADE TO ACCOMMODATE SUCH NEEDS.
================================================================================

                                   [EDS LOGO]

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 5, 1997

         The enclosed proxy is solicited by the Board of Directors of Electronic Data Systems Corporation ("EDS") to be voted at the annual meeting of stockholders to be held on June 5, 1997, or any adjournments thereof (the "Annual Meeting"). A stockholder returning a proxy may revoke it at any time prior to the voting at the Annual Meeting. A proxy returned by a stockholder which is not subsequently revoked will be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a returned and duly executed proxy, the shares represented by the proxy will be voted FOR the election of the four nominees for director proposed by the Board of Directors and set forth herein, FOR the ratification of the appointment of KPMG Peat Marwick LLP as the independent public accountants of EDS for 1997, and in accordance with the judgment of the persons named in the proxy as to such other matters as may properly come before the Annual Meeting.

         If you are a stockholder and also participate in the EDS Stock Purchase Plan (the "SPP"), the EDS Common Stock fund under any EDS Deferred Compensation Plan (collectively, the "Deferred Compensation Plan"), the EDS 1996 Incentive Plan (the "Incentive Plan"), or the EDS Dividend Reinvestment Plan (the "DRP"), you will receive one proxy with respect to all shares registered in the same name. Stockholders whose accounts are not registered in the same name will receive a separate proxy with respect to their individual, SPP, Deferred Compensation Plan, Incentive Plan or DRP shares. Shares in the SPP, the Incentive Plan or the DRP cannot be voted unless the proxy card is signed and returned. If voting instructions are not received for shares in any Deferred Compensation Plan, such shares will not be voted unless otherwise directed by the plan's trustee or the committee administering the plan, in which event the shares will be voted in the discretion of the trustee.

         Only stockholders of record at the close of business on April 8, 1997 are entitled to notice of and to vote at the Annual Meeting. As of April 8, 1997, there were 489,567,324 shares of EDS Common Stock ("Common Stock") outstanding and entitled to vote at the Annual Meeting, each such share entitled to cast one vote. The holders of a majority of the shares outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
With the exception of the election of directors which requires a plurality of the votes cast, the affirmative vote of a majority of the votes cast at the meeting is required for each item set forth in the Notice of Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the meeting. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that an abstention will have the same effect as a negative vote. In instances where brokers are prohibited from exercising discretionary authority for beneficial owners who have not returned a proxy (broker non-votes), those shares will not be included in the vote totals and, therefore, will have no effect on the vote.

         The cost of soliciting proxies will be borne by EDS. In addition to solicitation by mail, employees of EDS, without extra remuneration, may solicit proxies in person or by telephone. D.F. King & Co., Inc. has been retained by EDS to assist in the solicitation of proxies for a fee of $12,500 plus reimbursement of expenses. EDS may also reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

         This Proxy Statement and the enclosed form of proxy are being mailed on or about April 18, 1997 to stockholders entitled to notice of, and to vote at, the Annual Meeting. The mailing address of EDS' principal executive offices is 5400 Legacy Drive, Plano, Texas 75024-3199.

                             ELECTION OF DIRECTORS

         EDS' Certificate of Incorporation provides for three classes of directors to be as nearly equal in number as possible, with each class serving a three year term and with one class being elected each year. Currently, the Board of Directors is comprised of 11 members. The four Class I directors whose terms expire at the 1997 Annual Meeting are William H. Gray, III, Ray J. Groves, Jeffrey M. Heller and Ray L. Hunt. The Board of Directors has nominated Messrs. Gray, Groves, Heller and Hunt for re-election as Class I directors. The terms of these directors, if elected, will expire at the Annual Meeting of Stockholders in 2000, or at such times as their successors are elected and qualified. Other directors will continue in office until the expiration of the terms of their classes at the 1998 or 1999 Annual Meeting of Stockholders, as the case may be.

         In the event that any of the nominees for director should become unavailable for nomination or election, the persons designated as proxies will have full discretion to cast votes for another person designated by the Board of Directors, unless the Board of Directors reduces the number of directors. If properly executed and timely returned, the accompanying proxy will be voted FOR the election of the four nominees set forth below.

         Certain information as of April 7, 1997 with respect to the nominees for directors and as to each current director in the classes continuing in office is shown below.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

NOMINEES FOR DIRECTORS FOR THREE-YEAR TERM EXPIRING IN 2000

                              WILLIAM H. GRAY, III, 55

                              President and Chief Executive Officer of The
                              College Fund/UNCF since September 1991.  Mr.
                              Gray has also served as the Senior Minister of the Bright Hope Baptist Church in Philadelphia since 1972. From 1968 through 1972, Mr. Gray was a lecturer at Jersey City State College, Rutgers University and Montclair State College. He was an Assistant Professor and a director of St. Peter's College from 1970 to 1974. Mr. Gray served as a Congressman from the Second District of Pennsylvania from 1979 to 1991. During his tenure, he was Chairman of the House Budget Committee, a member of the Appropriations Committee, Chairman of the House Democratic Caucus and Majority Whip. Mr. Gray is a director of The Chase Manhattan Corporation, The Prudential Insurance Company of America, Municipal Bond Investors Assurance Corporation, Rockwell International Corporation, Union Pacific Corporation, Westinghouse Electric Corporation and Warner-Lambert Company. Mr. Gray has served as a director of EDS since February 1997.

                              RAY J. GROVES, 61

                              Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young LLP in September 1994, which position he had held since October 1977. He is a director of Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc. Mr. Groves has served as a director of EDS since the consummation of the split-off (the "Split-Off") of EDS from General Motors Corporation ("GM") on June 7, 1996.

                              JEFFREY M. HELLER, 57

                              President and Chief Operating Officer of EDS since the consummation of the Split-Off and a director of EDS since 1983. Mr. Heller was a Senior Vice President of EDS from 1984 until the consummation of the Split-Off. He is chair of EDS' Global Operations Council, which is responsible for EDS' operating strategies and other business issues. Mr. Heller joined EDS in 1968 and has served in numerous technical management positions.

                              RAY L. HUNT, 54

                              Chairman of the Board, President and Chief
                              Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Dresser Industries, Inc., Pepsico, Inc. and Ergo Science Corporation. He has served as a director of EDS since the consummation of the Split-Off.




MEMBERS OF BOARD OF DIRECTORS CONTINUING IN OFFICE

TERM EXPIRING IN 1998

                              RICHARD B. CHENEY, 56

                              President and Chief Executive Officer of
                              Halliburton Company since October 1995 and its Chairman of the Board since January 1996. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. He served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company. He has served as a director of EDS since the consummation of the Split-Off.

                              GARY J. FERNANDES, 53

                              Vice Chairman of EDS since the consummation of the Split-Off and a director of EDS since 1981. Mr. Fernandes had been a Senior Vice President of EDS from October 1984 until the consummation of the Split-Off. He has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. He is a director of The Southland Corporation, Amtech Corporation and John Wiley & Sons, Inc.

                              C. ROBERT KIDDER, 52

                              Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. He is a director of Borden, Inc., Dean Witter, Discover & Co. and AEP Industries Inc. Mr. Kidder has served as a director of EDS since the consummation of the Split-Off.

                              ENRIQUE J. SOSA, 57

                              Executive Vice President of Amoco Corporation, heading its chemicals sector, since October 1995. For greater than five years prior to that time, Mr. Sosa was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America. He has served as a director of EDS since the consummation of the Split-Off.


TERM EXPIRING IN 1999

                              LESTER M. ALBERTHAL, JR., 53

                              Chief Executive Officer of EDS since December 1986 and Chairman of the Board of EDS since June 1989. Mr. Alberthal has been a director of EDS since 1981. He is chair of EDS' Executive Council, the company's chief policy making and strategy group. Mr. Alberthal joined EDS in 1968. He became responsible for EDS' health care division in 1974 and was named Senior Vice President with responsibility for EDS' insurance group in 1979. Following the acquisition of EDS by GM in 1984, Mr. Alberthal led all non-GM North American operating groups. He served as President of EDS from April 1986 until the consummation of the Split-Off. Mr. Alberthal is a director of Baker Hughes Incorporated.

                              JAMES A. BAKER, III, 66

                              Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as United States Secretary of State from January 1989 to August 1992, as United States Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985. He is a director of Houston Industries Incorporated as well as Princeton University, Rice University, Howard Hughes Medical Institute and The Woodrow Wilson International Center for Scholars. Mr. Baker has served as a director of EDS since the consummation of the Split-Off.

                              JUDITH RODIN, 52

                              President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994.
                              Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. She is a director of AETNA Life and Casualty Company. Dr. Rodin has served as a director of EDS since the consummation of the Split-Off.

                           OWNERSHIP OF COMMON STOCK

         The following table sets forth certain information regarding the beneficial ownership of Common Stock and Common Stock equivalents as of March 17, 1997 by each director and nominee for director, the executive officers named in the Summary Compensation table below, and by all directors and executive officers as a group. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding shares of Common Stock.

                                                                                Shares
                                                                             Beneficially          Share
Name                                                                           Owned(a)       Equivalents(b)
----                                                                           --------       --------------
Lester M. Alberthal, Jr.  . . . . . . . . . . . . . . . . . . . . . . .        113,492              --
Gary J. Fernandes . . . . . . . . . . . . . . . . . . . . . . . . . . .         48,000              --
Jeffrey M. Heller . . . . . . . . . . . . . . . . . . . . . . . . . . .        269,623              --
Joseph M. Grant . . . . . . . . . . . . . . . . . . . . . . . . . . . .         34,500              --
Paul J. Chiapparone . . . . . . . . . . . . . . . . . . . . . . . . . .        109,147              --
James A. Baker, III . . . . . . . . . . . . . . . . . . . . . . . . . .          1,500             1,125
Richard B. Cheney . . . . . . . . . . . . . . . . . . . . . . . . . . .            500             1,031
William H. Gray, III  . . . . . . . . . . . . . . . . . . . . . . . . .            200              --
Ray J. Groves . . . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,500             1,499
Ray L. Hunt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         22,600             1,125
C. Robert Kidder  . . . . . . . . . . . . . . . . . . . . . . . . . . .          1,800             1,312
Judith Rodin  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .            800              --
Enrique J. Sosa . . . . . . . . . . . . . . . . . . . . . . . . . . . .            500             1,125
Directors and executive officers of EDS as a group (17 persons) . . . .        833,465             7,217

-------------------


(a) Excludes units granted under the Incentive Plan (including its predecessor plan) to Messrs. Alberthal, Fernandes, Heller, Grant and Chiapparone and all directors and executive officers as a group representing 799,000, 446,000, 506,000, 162,000, 231,000 and 3,182,000 shares of unvested restricted Common Stock, respectively. All such units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1998 through the earlier of normal retirement age or 2009.
(b) Represents director fee deferrals treated as invested in Common Stock pursuant to the Non-Employee Director Deferred Compensation Plan. See "Director Compensation."

         As of March 17, 1997, the General Motors Special Hourly Employees Pension Trust under the General Motors Hourly Rate Employees Pension Plan, c/o United States Trust Company of New York, 114 West 47th Street, New York, NY 10036, owned 126,537,219 shares of Common Stock, or approximately 25.9% of the outstanding Common Stock.


                  MEETINGS AND CERTAIN COMMITTEES OF THE BOARD

         The Board of Directors held four meetings in 1996 following the consummation of the Split-Off. Attendance at such meetings averaged approximately 98%. All directors attended at least 75% of the meetings of the Board of Directors and Board committees of which they are members. The following committees of the Board of Directors were formed effective as of the consummation of the Split-Off.

         AUDIT COMMITTEE. The Audit Committee recommends to the Board of Directors on an annual basis the appointment of EDS' independent auditors and reviews with them the scope and cost of proposed audit and non-audit services as well as the qualifications and independence of the independent auditors.
The Committee reviews with the independent auditors and EDS' internal audit staff the results of audits, any recommendations therefrom and the status of management's actions for implementing such recommendations, as well as the quality and adequacy of EDS' internal financial controls and internal audit staff. The Committee also reviews EDS' Form 10-K filed with the Securities and Exchange Commission (the "SEC"), EDS' programs established to monitor compliance with its Code of Conduct, and the status of material pending litigation or regulatory proceedings.

         During 1996, the Audit Committee met four times.  Its members are Ray
J. Groves, Ray L. Hunt and Enrique J. Sosa.

         COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee establishes the compensation of EDS' executive officers and reviews recommendations made by the Chief Executive Officer with respect to the equity based compensation of certain other corporate officers. The Committee also reviews and makes recommendations to the Board of Directors with respect to all new employee benefit plans or significant amendments to existing plans, provides oversight with respect to all matters relating to EDS' employee benefit plans and takes necessary actions to administer and carry out the provisions of all EDS stock based plans.

         During 1996, the Compensation and Benefits Committee met four times. Its members are William H. Gray, III, Ray J. Groves and C. Robert Kidder. Mr. Gray joined the Compensation and Benefits Committee effective as of February 4, 1997. Ray L. Hunt resigned as a member of the Compensation and Benefits Committee effective October 21, 1996.

         GOVERNANCE COMMITTEE. The Governance Committee's responsibilities include determining the criteria for qualification and selection of directors, recommending to the Board of Directors candidates for director and for membership on committees of the Board of Directors, reviewing management succession and development plans, recommending to the Board of Directors the election of the Chairman of the Board and the Chief Executive Officer and reviewing the Chief Executive Officer's recommendations regarding the election of other principal officers, reviewing Board processes and policies and making recommendations regarding stockholder proposals. The Governance Committee will consider nominees for the Board of Directors recommended by stockholders. Any such recommendation must be made in accordance with the procedures set forth in EDS' By-laws as described below under "Stockholder Proposals for 1998 Annual Meeting."

         During 1996, the Governance Committee met three times. Its members are James A. Baker, III, Richard B. Cheney and Judith Rodin.


                             DIRECTOR COMPENSATION

         Any director who is an employee of EDS or its affiliates is not entitled to any additional compensation for serving as a director. Each non-employee director of EDS receives annual cash compensation in the amount of $35,000, as well as annual cash compensation in the amount of $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the Board of Directors and each committee thereof. In addition, each non-employee director receives, on an annual basis pursuant to the Incentive Plan, (i) options to purchase 1,500 shares of Common Stock at an exercise price equal to the fair market value of such shares at the date of grant and (ii) 500 restricted shares of Common Stock, which options and restricted stock vest ratably over a three-year period. A non-employee director may make an annual election to receive, in lieu of all or any portion of the fees he or she would otherwise receive in the next year, (i) non-qualified options to purchase Common Stock and/or (ii) a restricted stock award covering shares of Common Stock, in each case in accordance with the terms of the Incentive Plan.

         The EDS Deferred Compensation Plan for Non-employee Directors permits each non-employee director to elect annually to defer all or a portion of his or her director's fees and to have such deferred fees treated as if they had been, at the election of the director, invested either in an interest bearing account or in units denominated in Common Stock. Fees deferred and treated as invested in an interest bearing account earn interest from the effective date of the deferral until paid at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended (the "Code"), compounded monthly. Fees deferred and treated as invested in Common Stock are deemed to have purchased shares of such stock on the effective date of the deferral at the then fair market value of Common Stock. All amounts accumulated in the account, including any interest or deemed dividends, are paid to the director in either a lump sum or in annual installments commencing upon (i) the date of termination of his or her status as a director or (ii) the expiration of five years after such date. All non-employee directors (other than Mr. Gray, who will not be eligible to participate until June 1997) currently participate in this plan.

                             EXECUTIVE COMPENSATION

REPORT OF COMPENSATION AND BENEFITS COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation and Benefits Committee of the Board of Directors (the "Committee"), which is comprised entirely of non-employee directors, is responsible for the establishment and administration of the compensation programs for EDS' executive officers, including the Chief Executive Officer. The Committee was formed effective as of the Split-Off of EDS from GM on June 7, 1996. Prior to that time, the compensation of the Chief Executive Officer and all other executive officers of EDS had been established subject to the review and approval of GM and its Incentive and Compensation Committee. Following the Split-Off, the Committee met four times in 1996 to address items related to the compensation and benefits of EDS' executive officers. Accordingly, the base salary for executive officers for the period of 1996 prior to the Split-Off was not established by the Committee, but compensation for the post Split-Off period, including base salary and annual and long-term incentive compensation awards, was established by the Committee, taking into consideration financial targets established prior to the Split-Off with the approval of GM.

         Compensation Philosophy. In 1996, the Committee adopted a compensation philosophy based on the premise that executives should receive competitive compensation determined by reference to both EDS' performance and the individual's contribution to that performance. Compensation plans and programs are intended by the Committee to motivate and reward executives for long-term strategic management and the enhancement of stockholder value, support a performance-oriented environment that rewards achievement of internal business goals, and attract and retain executives whose abilities are critical to the long-term success and competitiveness of EDS.

         The Committee resolved that in determining compensation levels, it should first evaluate executive compensation against independent survey data of comparator companies, with a key determinant being the comparative compensation levels and pay practices in the technology industry. Because the Committee believes the market for EDS' executive talent is broader than the information technology services industry, the group of comparator companies, which consists generally of approximately 25 large global corporations, includes a significant number of companies outside of EDS' industry. The Committee's policy is to compensate executives above the 50th percentile of the comparator group when EDS achieves its business goals. EDS employs the services of an independent third party consultant to provide comparator group data.

         In addition to participation in employee benefit plans, programs and practices that are generally available to all EDS employees, the Committee has established three principal components of EDS' executive compensation structure: base salary, annual incentive compensation and long-term incentive compensation. The Committee has determined that compensation emphasis should primarily be on these three elements, thus subjecting executive compensation to substantial risk based on achievement-oriented incentives. In order to achieve the goal of compensating executives above the 50th percentile of the comparator group when EDS achieves its goals, the Committee has adopted the following approach to base salary, annual incentive compensation and long-term incentive compensation.

         Base Salary. Consistent with the compensation philosophy described above, the Committee targets executives' base salaries at average rates paid by the comparator group. While salary levels for executive officers will be reviewed by the Committee on an annual basis, they will not ordinarily be adjusted each year. In 1996, based on a review of the comparator group, the Committee determined to increase salaries for the majority of EDS' executive officers, including the Chief Executive Officer, with such increased salaries remaining significantly below the competitive level of the comparator group. The Committee believed that further increases were warranted but determined to transition to higher salary levels over more than one year.

         Annual Incentive Compensation. The Committee believes that annual incentive bonuses should reflect the Committee's policy that a significant portion of each executive officer's annual compensation be contingent upon the current performance of EDS, as well as the individual contribution of the executive to that performance. The Committee has approved an Executive Bonus Plan under the Incentive Plan pursuant to which financial targets will be established by the Committee at the beginning of each fiscal year commencing in 1997 and only if such targets are met will cash bonuses be made to individuals in respect of a performance year. In establishing the amount of the cash bonuses to be paid to executive officers, the Committee will consider not only the achievement of EDS' business goals, but also the individual's performance for that year. Bonus amounts will be established consistent with the Committee's policy of compensating executive officers above average levels of the comparator group when EDS achieves its business goals. Cash bonuses in respect of 1996 were established by the Committee based on the financial targets for 1996 approved by GM prior to the Split-Off, which targets were met, as well as the individual executive's performance during 1996, with additional consideration being given to the contribution of certain executive officers to the consummation of the Split-Off.

         Long-Term Incentive Compensation. The Committee has determined to utilize both stock options and restricted stock as long-term incentive compensation because such awards link management and stockholder interests and motivate executives to make long-term decisions that are in the best interest of EDS and its stockholders. Consistent with this policy, in December 1996 the Committee approved a special grant of nonqualified stock options to executive officers, including the Chief Executive Officer, with an exercise price equal to the fair market value of the Common Stock on the date of grant. Such options are not exercisable until the five-year period commencing on the earlier of (i) the date the closing price of the Common Stock shall equal or exceed 200% of the value on the date of grant or (ii) 10 years from date of grant. Exercisability is further subject to the continued employment of the executive, other than termination of employment as a result of death, disability or normal retirement. In awarding such stock options, the Committee considered the long-term incentive compensation paid by the comparator group, EDS' 1996 performance relative to the financial targets established prior to the Split-Off and each executive officer's contribution to that performance, the number of shares of unvested Common Stock subject to previously granted restricted stock awards, and the Committee's goal of linking the compensation of EDS' executive officers to the future performance of the Common Stock.

         Historically, EDS has used restricted stock grants as part of its long-term incentive program, with such grants made from time to time at two or three year intervals. There were no grants of restricted stock to executive officers in 1996 (other than a grant of restricted stock to the Chief Executive Officer in December 1996 described under the Summary Compensation table below), the most recent broad grant prior to 1996 having occurred in 1994. Historically, restricted stock grants provided for vesting ratably over 10 years based on achievement of performance goals established prior to the year of vesting, subject to the continued employment of the executive officer. The Committee will continue this practice and utilize restricted stock awards to attract new key executives, to recognize and reward current executives and key employees and to retain high performing executives and key employees by financially linking them to future employment by EDS.

         Chief Executive Officer Compensation. In September 1996, the Committee determined to increase the Chief Executive Officer's salary based primarily on the Committee's analysis of the comparator group and noting that the increased salary remains below the average for chief executive officers of the comparator group. The increase in the Chief Executive Officer's salary was consistent with the salary increase for other executive officers. In December 1996, the Committee set the annual bonus for the Chief Executive Officer at a level equal to that received for the prior year and awarded the Chief Executive Officer non-qualified stock options and shares of restricted stock as described in the tables below. The option and restricted stock awards will vest and become exercisable or earned only in accordance with the general practices concerning stock options or restricted stock with respect to all executive officers as described above. In determining the amount of the Chief Executive Officer's annual bonus and his long-term incentive compensation awards, the Committee considered his substantial contribution to the achievement of EDS' financial targets established prior to the Split-Off and his strong leadership role in the Split-Off, as well as the Committee's goal of linking the Chief Executive Officer's compensation to the future performance of the Common Stock and the number of shares subject to unvested long-term incentive awards already held by the Chief Executive Officer. The Committee's determination, however, was ultimately based upon the performance of the Chief Executive Officer and the Committee's judgment of the value of that performance.

         Section 162(m). Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation to the Chief Executive Officer and the four other most highly compensated officers in excess of $1 million per year, provided, however, that certain "performance-based" compensation may be excluded from such $1 million limitation. Due to the timing of the Split-Off, it was not practicable to structure any executive officer compensation in 1996 in a manner which would qualify for such "performance-based" exception. However, the Committee intends to structure future annual cash bonus awards and stock option grants under the Incentive Plan in a manner designed to make such awards "performance-based" compensation to the extent practicable, although restricted stock awards under the Incentive Plan will not qualify as "performance-based compensation" and will therefore be subject to the $1 million limitation. The Committee anticipates that the $1 million level will be exceeded in every year with respect to the Chief Executive Officer and other executive officers.

                                             COMPENSATION AND BENEFITS COMMITTEE
                                             C. Robert Kidder, Chairman
                                             William H. Gray, III
                                             Ray J. Groves

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation and Benefits Committee is composed of C. Robert Kidder, William H. Gray, III, and Ray J. Groves, none of whom are employees or current or former officers of EDS. Ray L. Hunt resigned as a member of the Compensation and Benefits Committee effective as of October 21, 1996. Mr. Hunt indirectly owns a 50% economic interest in Woodbine Development I, Ltd. ("Woodbine"). EDS has entered into an agreement with Woodbine under which EDS has retained Woodbine to market and develop certain land owned by EDS surrounding its Plano, Texas headquarters. During 1996, EDS paid Woodbine an aggregate of $938,167 (excluding reimbursement for out-of-pocket expenses) for real estate development and brokerage services provided under this agreement.

PERFORMANCE GRAPH

         The following graph compares the cumulative total stockholder return on Common Stock, including reinvestment of dividends, for the last five fiscal years with the cumulative total return of the Standard & Poor's 500 Stock Index and the Goldman Sachs Technology Services Index assuming an investment of $100 on January 1, 1992. As a result of the Split-off on June 7, 1996, each share of GM Class E Common Stock was converted into one share of EDS Common Stock. Accordingly, the return on Common Stock in the following graph assumes an investment of $100 in the GM Class E Common Stock on January 1, 1992.

         THE FOLLOWING GRAPH IS PRESENTED IN ACCORDANCE WITH SEC REQUIREMENTS. STOCKHOLDERS ARE CAUTIONED AGAINST DRAWING ANY CONCLUSIONS FROM THE DATA CONTAINED THEREIN, AS PAST RESULTS ARE NOT NECESSARILY INDICATIVE OF FUTURE PERFORMANCE. THIS GRAPH IN NO WAY REFLECTS EDS' FORECAST OF FUTURE FINANCIAL PERFORMANCE.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN




                                              1/1/92  1/1/93  1/1/94  1/1/95  1/1/96  6/7/96 12/31/96
EDS Common Stock (GM Class E Common
  Stock prior to Split-Off)                      100     106      95     120     165     182      146

S & P 500 Index                                  100     108     118     127     174     191      203

Goldman Sachs Technology Services Index          100     121     134     163     231     275      263


Notwithstanding anything to the contrary set forth in any of EDS' filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the foregoing Report of the Compensation and Benefits Committee on Executive Compensation and Performance Graph shall not be incorporated by reference into any such filings.

SUMMARY COMPENSATION TABLE

         The following Summary Compensation Table sets forth information with respect to the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS for services rendered during 1995 and 1996.

                                                                                       LONG TERM
                                               ANNUAL COMPENSATION                COMPENSATION AWARDS
                                        ---------------------------------------  ------------------------
           NAME AND                                                              RESTRICTED                       ALL
   PRINCIPAL POSITION DURING                                      OTHER ANNUAL      STOCK       OPTIONS/         OTHER
             1996                YEAR     SALARY     BONUS(a)     COMPENSATION    AWARDS(c)     SARS (#)     COMPENSATION(d)
 -----------------------------   ----   ---------  ----------   ---------------  -----------   ----------   ---------------
 Lester M. Alberthal, Jr.,...... 1996   $733,333   $1,000,000     $207,298(b)    $6,750,000       950,000      $33,785
   Chairman of the Board         1995    675,000    1,000,000       10,902           --                 0       33,126
   and Chief Executive Officer

 Gary J. Fernandes,............. 1996    386,667      575,000       67,064(b)        --           500,000       17,935
   Vice Chairman                 1995    330,000      575,000        2,113           --                 0        9,026

 Jeffrey M. Heller,............. 1996    423,333      550,000       66,523(b)        --           500,000       39,282
   President and Chief           1995    385,000      550,000       11,498           --                 0       48,588
   Operating Officer

 Joseph M. Grant,............... 1996    380,000      400,000       72,281(b)        --           250,000       17,779
   Executive Vice President      1995    360,000      350,000          499           --                 0        7,488
   and Chief Financial Officer

 Paul J. Chiapparone,........... 1996    346,667      400,000       88,947(b)        --           200,000       34,655
   Executive Vice President      1995    320,000      460,000        2,725           --                 0       21,231


----------------------------------

(a) Represents bonuses earned by the named executives with respect to the year indicated. Of the amount reported with respect to any year, 50% is paid during the following year and 25% is paid during each of the next two following years, subject to certain conditions regarding the continuation of the named executive's employment. In establishing the amount of the 1996 bonus, the Compensation and Benefits Committee considered, among other factors, the contribution of the named executive officers to the consummation of the Split-Off. See "Report of Compensation and Benefits Committee on Executive Compensation" above.

(b) Includes for Mr. Alberthal $53,096 for personal use of corporate aircraft and $83,845 for security services and equipment provided at his residence; for Mr. Chiapparone $23,566 for security services and equipment provided at his residence; and for each of the named executive officers approximately $42,000 in respect of one-time awards commemorating the occurrence of the Split-Off.

(c) The amount set forth with respect to Mr. Alberthal represents an award of 150,000 shares of restricted stock on December 17, 1996. Such shares will vest ratably over each of the following 10 years subject to the achievement by EDS of performance goals. Shares which do not vest in any year due to failure to achieve such goals will vest in 2006. As of December 31, 1996, the number and fair market value of the aggregate units representing shares of unvested restricted Common Stock held by the named executive officers were: Mr. Alberthal, 572,000 shares, $24,739,000; Mr. Fernandes, 228,000 shares, $9,861,000; Mr. Heller, 298,000 shares, $12,888,500; Mr. Grant,
    80,000 shares, $3,460,000; and Mr. Chiapparone, 173,000 shares, $7,482,250.
    All such restricted stock units have been granted pursuant to the Incentive Plan (or its predecessor plan) and are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1997 through the earlier of normal retirement age or 2009. Dividend equivalents are paid to the named executive officers with respect to such restricted stock units in the amount and at the time of the payment of dividends on the Common Stock.

(d) Consists of (i) payments by EDS of premiums under certain life insurance policies the proceeds of which may be applied toward the continuation of salary payments for the benefit of the named executives' surviving spouse and (ii) the imputed value of outstanding non-interest bearing loans to the named executives during 1996 for the payment of withholding taxes required as a result of the vesting of restricted stock units under the predecessor to the Incentive Plan. See "Certain Transactions."

INCENTIVE PLAN - STOCK OPTIONS

         The following table contains information concerning the grant of stock options under the Incentive Plan to the Chief Executive Officer and each of the four other most highly compensated executive officers of EDS during 1996. No SARs were granted during 1996.

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                               % OF TOTAL
                                 NUMBER           STOCK                                   POTENTIAL REALIZABLE VALUE
                                   OF            OPTIONS       EXERCISE                   AT ASSUMED ANNUAL RATES OF
                               SECURITIES        GRANTED          OR                     STOCK PRICE APPRECIATION FOR
                               UNDERLYING          TO         BASE PRICE                       STOCK OPTION TERM
                                 OPTIONS        EMPLOYEES         PER        EXPIRATION  ---------------------------
NAME                            GRANTED(a)        IN 1996        SHARE(b)       DATE        5%(c)          10%(c)
----                          ------------     ----------     -----------    ---------   ------------   -------------
Lester M. Alberthal, Jr. . .     950,000          15.9           $45.06        (a)      $ 46,189,000   $ 91,542,000
Gary J. Fernandes  . . . . .     500,000           8.4            45.06        (a)        24,310,000     48,180,000
Jeffrey M. Heller  . . . . .     500,000           8.4            45.06        (a)        24,310,000     48,180,000
Joseph M. Grant  . . . . . .     250,000           4.2            45.06        (a)        12,155,000     24,090,000
Paul J. Chiapparone  . . . .     200,000           3.4            45.06        (a)         9,724,000     19,272,000



(a) The options are exercisable for a five year period commencing upon the earlier of (i) the tenth anniversary of the date of grant, (ii) the date on which the closing price of the Common Stock is equal to or greater than 200% of the exercise price or (iii) the normal retirement of the holder. The options expire upon the termination of the holder's employment (other than as a result of retirement, disability or death).

(b) The exercise price may be paid in cash, shares of Common Stock or pursuant to a cashless exercise procedure under which the holder provides irrevocable instructions to a brokerage firm to sell the purchased shares and remit to EDS out of the sales proceeds an amount equal to the exercise price plus applicable withholding taxes.

(c) The dollar amounts under these columns are the result of calculations at the 5% and 10% annual appreciation rates for the term of the options (assuming a term of 15 years at 5% appreciation and 12 years at 10% appreciation) as required by the SEC, and, therefore, are not intended to forecast possible future appreciation, if any, of the price of the Common Stock.

EDS RETIREMENT PLAN

         The following table indicates the estimated annual benefits payable upon retirement to Messrs. Alberthal, Fernandes, Heller, Grant and Chiapparone for the specified compensation and years of service classifications under the combined formulas of the Amended and Restated EDS Retirement Plan (the "Retirement Plan") and the EDS Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the Retirement Plan are limited under the Code. Benefits under the Supplemental Plan can be reduced, suspended or eliminated at any time by the Compensation and Benefits Committee.

                   PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS
                     UNDER THE EDS RETIREMENT PLAN AND THE
                             EDS SUPPLEMENTAL PLAN

                                               YEARS OF SERVICE
------------------------------------------------------------------------------------------------------------
  FINAL AVERAGE
     EARNINGS             5              10              15             20              25             30
------------------------------------------------------------------------------------------------------------
$     400,000       $    32,304     $    64,608    $    96,911       $129,215        $161,519       $193,823
$     600,000       $    49,004     $    98,008    $   147,011       $196,015        $245,019       $294,023
$     800,000       $    65,704     $   131,408    $   197,111       $262,815        $328,519       $394,223
$   1,000,000       $    82,404     $   164,808    $   247,211       $329,615        $412,019       $494,423
$   1,200,000       $    99,104     $   198,208    $   297,311       $396,415        $495,519       $594,623
$   1,400,000       $   115,804     $   231,608    $   347,411       $463,215        $579,019       $694,823

         As of December 31, 1996, the final average earnings for the highest five consecutive years over the last 10-year period and the eligible years of credited service for each of the named executive officers were as follows: Mr. Alberthal, $1,386,167--29 years; Mr. Fernandes, $706,500--28 years; Mr. Heller, $786,167--29 years; Mr. Grant, $583,917--6 years; and Mr. Chiapparone, $697,590--30 years. The total annual benefit for an executive may not exceed the executive's highest annual salary. The salary for the most recent year considered in the calculation of the sum of the averages of salary and bonus income, which is reported here as final average earnings, is found in the Summary Compensation Table above under the column labeled "Salary" and the bonus for the most recent year considered in such calculation is as follows:
Mr. Alberthal--$925,000; Mr. Fernandes--$506,250; Mr. Heller--$500,000; Mr.
Grant--$325,000; and Mr. Chiapparone--$430,000.

         "Earnings" under the Retirement Plan generally refer to total annual cash compensation (up to $150,000 for 1996 as limited by the Code), together with any salary reduction contributions to the EDS Deferred Compensation Plan and EDS Flexible Benefits Plan, and excludes extraordinary compensation (such as benefits under the Incentive Plan). Benefits under the Retirement Plan generally equal (i) 55% of the participant's final average earnings (based on the highest five consecutive years of includible earnings within the last ten years of employment), less the maximum offset allowance that can be deducted from final average earnings as determined under the Code, multiplied by (ii) the participant's years of credited benefit service (not to exceed 30), divided by 30. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected. The benefit payable under the Supplemental Plan for normal retirement, together with the benefit payable under the Retirement Plan, will generally equal (i) 50% of the average of the participant's total compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings as determined under the Code. Such benefits are payable in the form of a single or joint survivor life annuity.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

         EDS has entered into change of control employment agreements ("Employment Agreements") with each of its executive officers (each, an "Executive") and certain of its other officers. The Employment Agreements generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive will be continued for a period of five years (the "Employment Period").

         The employment rights of an Executive under the Employment Agreements would be triggered by either a "Change of Control" or a "Potential Change of Control." Following a Potential Change of Control, the employment period may terminate (but the Employment Agreement will remain in full force and a new employment period will apply to any future Change of Control or Potential Change of Control) if either (a) the Board of Directors of EDS (the "EDS Board") determines that a Change of Control is not likely or (b) the Executive elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence of any of the following: (i) any person, other than exempt persons (including employee benefit plans), becoming a beneficial owner of 15% or more of the voting stock of EDS then outstanding; (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent board members; (iii) the approval by stockholders of a reorganization, merger or consolidation in which (x) existing EDS stockholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or
(z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by stockholders of a liquidation or dissolution of EDS, except as part of a plan involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS stockholders, (y) no person (other than exempt persons) would own more than 15% of the common stock or voting stock of such company and (z) at least a majority of the board of directors of such company would consist of the then incumbent members of the EDS Board. A "Potential Change of Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of an election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

         Throughout the Employment Period, each Executive's position, authority, duties and responsibilities will not be diminished from the most significant held or exercised by, or assigned to, the Executive at any time during the 90-day period immediately prior to the commencement of the Employment Period, and all forms of the Executive's compensation, including salary, bonus, regular salaried employee plans, stock options, restricted stock and other awards, will continue on a basis no less favorable than as the same exist during the same period.

         The Employment Agreements provide that an Executive's Employment Period terminates (i) automatically upon the Executive's death or after 180 days of the Executive's continuing "Disability", (ii) at EDS' option if the Executive is terminated for "Cause" and (iii) at the Executive's option at any time for "Good Reason" (as such terms are defined in the Employment Agreements) or for any reason during the 180-day period beginning 60 days after a Change of Control (a "Window Period"). If an Executive's employment is terminated for any reason during a Window Period or for Good Reason at any time, the Executive will be entitled to receive the following: (i) the employee benefits the Executive has earned as of the date of termination; (ii) the Executive's then current salary and bonus throughout the remainder of the Employment Period;
(iii) the cash value of the Executive's retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the grants of options, restricted stock and other compensatory awards the Executive would have received had his employment continued; and (v) continued coverage under employee welfare benefit plans until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and the term thereof will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commenced. Upon the death of an Executive (other than during a Window Period), the Executive's legal representatives will be entitled to receive the following: (i) the employee benefits earned by the Executive as of the date of death, (ii) the Executive's then current salary for one year from the date of death and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable and the term thereof will be extended for up to one year following death. The Executive's legal representatives may elect to cash out equity-based compensatory awards at the highest price per share of Common Stock paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commenced. Upon termination of an Executive's employment due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon the termination of employment by reason of death. If an Executive's employment is terminated, other than during a Window Period, (i) by EDS for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits earned as of the date of termination of employment.

CERTAIN TRANSACTIONS

         Holders of restricted stock units granted under the Incentive Plan are required to reimburse EDS for the applicable withholding taxes paid by EDS in respect of the vesting of such units within 60 days of such payment by EDS. In the event that such holder was restricted from selling shares of Common Stock by virtue of his or her being in possession of material non-public information regarding EDS, EDS has historically extended the date for the reimbursement of such payment until such restriction is terminated. As of March 17, 1997, the indebtedness of Lester M. Alberthal, Jr., Hartmut Burger, John R. Castle, Jr., Paul J. Chiapparone, Gary J. Fernandes, Joseph M. Grant, Jeffrey M. Heller, Dean Linderman and G. Stuart Reeves in respect of such advancement of payments for withholding taxes in connection with the predecessor to the Incentive Plan was $959,371, $183,989, $289,125, $551,967, $591,907, $236,557, $768,064,
$551,967 and $473,114, respectively, and the largest amount of such indebtedness outstanding at any time since January 1, 1996 for such executive officers was $964,009, $232,692, $365,659, $698,075, $591,907, $299,175,
$768,064, $971,929 and $598,350, respectively.

         Mr. James A. Baker, III is a senior partner of the law firm of Baker & Botts, L.L.P. EDS retained Baker & Botts, L.L.P. to provide various legal services to EDS during 1996.

         Transactions involving Mr. Hunt are set forth above under the caption "Compensation and Benefits Committee Interlocks and Insider Participation."

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         EDS' directors and executive officers are required under the Exchange Act to file with the SEC and the New York Stock Exchange reports of ownership and changes in ownership in their holdings of Common Stock. Copies of these reports must also be furnished to EDS. Based on an examination of these reports and on written representations provided to EDS, all such reports have been timely filed, except that (i) John R. Castle, Jr., an executive officer of EDS, inadvertently did not timely file a statement of changes in beneficial ownership with respect to the sale on September 4, 1996 of 320 shares of Common Stock which had been indirectly held for his benefit by a custodial IRA, (ii) Judith Rodin, a director of EDS, inadvertently omitted from her initial statement of beneficial ownership, which had been timely filed, 200 shares of Common Stock beneficially owned by her spouse and did not timely file a statement of changes in beneficial ownership with respect to 100 shares of Common Stock purchased by her spouse on October 29, 1996; and (iii) Ray L. Hunt, a director of EDS, inadvertently omitted from his initial statement of beneficial ownership, which had been timely filed, certain indirect interests in Common Stock. All of the foregoing beneficial ownership interests in Common Stock have been reflected in subsequent filings by such individuals.


                 APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Board of Directors, upon the recommendation of the Audit Committee, has appointed KPMG Peat Marwick LLP as EDS' independent public accountants for the year ending December 31, 1997. Although not required to do so, the Board of Directors is submitting the appointment of that firm for ratification at the Annual Meeting. KPMG Peat Marwick LLP has been EDS' auditors since 1984. If the appointment is not approved, the Board of Directors will reconsider its appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the Annual Meeting, will be available to respond to questions and will have the opportunity to make a statement, should he or she so desire.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR 1997.

                 STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

         Under the rules of the SEC, the date by which proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by EDS for inclusion in its Proxy Statement and form of proxy relating to that meeting is December 19, 1997. Proposals may be mailed to Electronic Data Systems Corporation, Secretary, 5400 Legacy Drive, Mail Stop H2-8W-40, Plano, Texas 75024-3199.

         EDS' By-laws provide for certain procedures which a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Generally, these procedures provide that stockholders desiring to make nominations for directors and/or bring a proper subject of business before the meeting must do so by a written notice timely received (not less than 90 days nor more than 270 days before the scheduled meeting date) by the Secretary of EDS including the name and address of the stockholder and of any other stockholders known by such stockholder to be in favor of the proposal. If the notice relates to a nomination for director, it must also set forth the name, age, principal occupation and business and residence address of any nominee(s), the number of shares of Common Stock beneficially owned by the nominee(s), and such other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including the written consent of each nominee). Notice of an item of business shall include a description of the proposed business and the reason for conducting the proposed business at the annual meeting. Any stockholder proposal or nomination determined by the presiding officer of the annual meeting to not have been made in accordance with the foregoing requirements shall not be acted upon at the meeting.

         It is currently expected that the 1998 Annual Meeting of Stockholders will be held on May 20, 1998, in which event any advance notice of nominations for directors and items of business (other than proposals intended to be included in the Proxy Statement and form of proxy, which as noted above must be received by December 19, 1997) must be given by stockholders by February 19, 1998. Copies of EDS' Bylaws are available from the Secretary of EDS.


                                 OTHER MATTERS

         As of the date of this Proxy Statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this Proxy Statement. However, if any other matter calling for a vote of stockholders is properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote in accordance with their best judgment on such matters.

         A COPY OF EDS' ANNUAL REPORT ON FORM 10-K (WITHOUT EXHIBITS) AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE SENT TO ANY STOCKHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST TO EDS INVESTOR RELATIONS, 5400 LEGACY DRIVE, MAIL STOP H1-2D-05, PLANO, TEXAS 75024-3199. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE ELECTRONICALLY ON EDS' INTERNET WEB SITE AT HTTP://WWW.EDS.COM.


                                             By order of the Board of Directors,

                                             /s/ D. GILBERT FRIEDLANDER

                                             D. Gilbert Friedlander
                                             Senior Vice President, Secretary
                                             and General Counsel

April 18, 1997

                               ADMISSION TICKET

                                  [EDS LOGO]

                      1997 ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 5, 1997
                          THE PLANO CONVENTION CENTRE
                          2000 E. SPRING CREEK PARKWAY
                               PLANO, TEXAS 75074

                                     [MAP]

TAKE CENTRAL EXPRESSWAY (U.S. INTERSTATE 75) TO EXIT 31 (SPRING CREEK PARKWAY). HEAD EAST ON SPRING CREEK PARKWAY TO PLANO CONVENTION CENTRE, LOCATED ON THE SOUTHWEST CORNER OF SPRING CREEK PARKWAY AND JUPITER ROAD.

--------------------------------------------------------------------------------

                         PROXY/VOTING INSTRUCTION CARD

          This Proxy is solicited on behalf of the Board of Directors of Electronic Data Systems Corporation for the Annual Meeting of
                          Stockholders on June 5, 1997

        The undersigned hereby authorizes Lester M. Alberthal, Jr., Joseph M. Grant and D. Gilbert Friedlander, and each or any of them with power to appoint his substitute, to vote as Proxy for the undersigned at the Annual Meeting of Stockholders to be held at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, TX 75074 on June 5, 1997 at 1:00 PM, or any adjournment or postponement thereof, the number of shares which the undersigned would be entitled to vote if personally present. The proxies shall vote subject to the directions indicated on the reverse side of this card and proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where the undersigned does not specify a choice.

        THIS CARD ALSO CONSTITUTES YOUR VOTING INSTRUCTIONS FOR SHARES HELD IN THE EDS DEFERRED COMPENSATION PLAN, THE EDS STOCK PURCHASE PLAN, THE GM SAVINGS STOCK PURCHASE PROGRAM, THE GM PERSONAL SAVINGS PLAN AND THE SATURN PERSONAL CHOICES SAVINGS PLAN, AND THE UNDERSIGNED HEREBY AUTHORIZES THE RESPECTIVE TRUSTEES/ADMINISTRATORS OF SUCH PLANS TO VOTE THE SHARES HELD IN THE UNDERSIGNED'S ACCOUNTS.

                                       ELECTRONIC DATA SYSTEMS CORP
                                       P.O. BOX 11198
                                       NEW YORK, N.Y. 10286-0198

[EDS LOGO]                                   Lester M. Alberthal, Jr.
                                             Chairman of the Board and Chief
                                             Executive Officer

                                                                April 18, 1997

Dear Stockholder:

        On behalf of your Board of directors and your management, I cordially invite you to attend the 1997 Annual Meeting of Stockholders of EDS. The meeting will be held on Thursday, June 5, 1997, at 1:00 p.m. local time, at The Plano Convention Centre, 2000 E. Spring Creek Parkway, Plano, Texas 75074. If you plan to attend, be sure to bring the admission ticket to the meeting. The admission ticket, along with directions to the meeting location, is printed on the back of this form.

        Enclosed are the Notice of Meeting and Proxy Statement relating to the annual meeting, along with the 1996 Annual Report to Stockholders. Information regarding the matters to be voted upon at the meeting is set forth in the Notice of Meeting and Proxy Statement.

        Your vote is important to us. Whether or not you plan to attend the meeting, please complete and return the attached proxy card in the enclosed envelope. Please note that your completed proxy will not prevent you from attending the meeting and voting in person should you so choose.

        We look forward to seeing you at the meeting.


                                                Sincerely,

                                                /s/ LESTER M. ALBERTHAL, JR.

                                                Lester M. Alberthal, Jr.



                            DETACH PROXY CARD HERE
--------------------------------------------------------------------------------


 [  ]


CAUTION! PLEASE DO NOT FOLD, STAPLE, OR TEAR THIS CARD

1. Election of Directors

   The Board of Directors recommends a vote "FOR" the nominees listed below; (Nominees: William H. Gray III, Ray J. Groves, Jeffrey M. Heller, and Ray L.
   Hunt)


        FOR      WITHHELD   EXCEPTIONS*

        [ ]        [ ]          [ ]


*  Exceptions
             ----------------------------------------------------------

To vote your shares for all director nominees mark the "For" box on Item 1. To withhold your votes for all nominees, mark the "Withheld" BOX. If you do not wish your shares voted for a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided. Such a mark will be deemed a vote "FOR" a nominee other than these listed as exceptions.

2.  Ratification of the appointment of accountants.

    The Board of Directors recommends a vote "FOR" the ratification of accountants.



        FOR          AGAINST         ABSTAIN

        [ ]            [ ]             [ ]


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.


Check here if you:

*plan to attend the Annual Meeting                                        [ ]

*want to stop receiving more than one Annual Report at this address       [ ]

*have a change of address on this card (indicate address change below)    [ ]



Please sign name exactly as it appears on this card. Joint owners should each sign. Attorneys, trustees, executors, administrators, custodians, guardians or corporate officers should give full title.

Date                            , 1997
    ---------------------------


--------------------------------------
                Signature


--------------------------------------
                Signature

SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.     [ ]